Exhibit 5.1

Carroll Legal LLC

1449 Wynkoop Street

Suite 507

Denver, CO  80202

March 14, 2021

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, CO  80241

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc. (the “Company”), in connection with the filing of the Registration Statement (as amended, the “Registration Statement”) on Form S-1 (File No. 333-262482) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale of the following securities (the “Securities”):

1. Units, each Unit consisting of one share of common stock (the “Underwritten Shares”) and one common stock warrant (“Underwritten Warrants”) to purchase one share of common stock, (the “Warrant Shares”) to be issued and sold by the Company.

The Securities are to be sold by the Company in accordance with an Underwriting Agreement to be entered into by the Company, and H.C. Wainwright & Co., as the representative of the underwriters (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection herewith, we have examined:

(1)	the Registration Statement; and

(2)	the form of the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws (both as amended to date), and such other records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Also, in connection herewith, we have assumed that, other than with respect to the Company, at such times as the Securities are issued and sold, all of the documents referred to in this opinion letter will have been duly authorized by, duly executed and delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all such parties will be duly organized and validly existing and will have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion, assuming the due execution and delivery of the Underwriting Agreement by the Company and the underwriters named therein, and the receipt by the Company of all consideration in the manner contemplated by the Underwriting Agreement and the Registration Statement, that:

(1)	the Underwritten Shares, the Underwritten Warrants, and the Warrant Shares, when issued as contemplated by the Registration Statement, will be duly authorized and validly issued; and

(2)	the Underwritten Shares and the Warrant Shares, when issued as contemplated by the Registration Statement, will be fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

CARROLL LEGAL LLC

By:	/s/ James H. Carroll
James H. Carroll
Managing Member